EXHIBIT 99.2

ADDENDUM TO SHARE EXCHANGE AGREEMENT

This Addendum to Share Exchange Agreement (“Addendum”) is agreed to and ratified this 1st day of April, 2005, the effective date, which was agreed to on March 15, 2005, by Geotec Thermal Generators, Inc. (“Geotec”), Joseph Bergmann, (“Bergmann”) and Consolidated Resources Group, Inc. (the “Company”).

RECITALS

WHEREAS, Geotec, Seller and the Company have entered into a Share Exchange Agreement dated March 15, 2005 (the “Agreement”) whereby Geotec is acquiring from Bergmann and those persons and/or entities for which he holds a proxy, all issued and outstanding shares of capital stock of the Company; and

WHEREAS, Geotec desires to establish and accumulate a reserve fund for purposes of satisfying a certain quantity of past and existing liabilities of the Company; and

WHEREAS, Bergmann and the Company, through its board of directors, have approved the procedure by which Geotec would establish and accumulate a reserve fund for past and existing liabilities of the Company and ultimate distribution of any reserve funds remaining after a specified period of time.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants, considerations, conditions hereinafter set forth, Geotec, Bergman and the Company hereby agree as follows:

1.        Notwithstanding the indemnity provisions of the Share Exchange Agreement, which provisions shall otherwise remain in full force and effect and survive the closing of this transaction, Geotec hereby agrees to establish and accumulate a reserve fund in the total amount of $10,000,000.00 (the “Reserve Fund”) for the purpose of paying and satisfying past and existing liabilities of the Company, including any regulatory fines and/or penalties. The Reserve Fund shall be comprised of funds allocated and extracted from the seventy percent (70%) royalty interest (the “Royalty Interest”) referenced in section 1.03 of the Agreement and shall accumulate at the rate of ten percent (10%) of the realized profits that constitute the Royalty Interest.

2.        The Reserve Fund shall be maintained by Geotec only for a period of two (2) years from the first date (the “Funding Date”) that funds from the Royalty Interest are deposited into the Reserve Fund. At the conclusion of two (2) years from the Funding Date, Geotec’s agreement to maintain the Reserve Fund shall terminate (the “Termination Date”). Within (30) thirty days after the Termination Date Geotec will distribute, on a pro rata basis, whatever dollars remain in the Reserve Fund to those former shareholders of the Company that hold preferred stock of Geotec on the Termination Date and to Geotec to the extent that it contributed any funds to the Reserve Fund.

3.        It is contemplated that Geotec will offer to buy-out the Royalty Interest (and thus, the Geotec preferred shares) in exchange for issuance of common stock in an amount that would equal ten percent (10%) of the then issued and outstanding shares of Geotec common stock. In the event that any Royalty Interest holders elect to exchange their preferred shares for Geotec common stock prior to the Termination Date, such shareholders shall have no further entitlement to receive any funds under the Royalty Interest; shall not be entitled to any distribution of funds remaining in the Reserve Fund at the Termination Date; and Geotec shall satisfy any further liabilities of the Company subject to the indemnity provisions of the Agreement. However, under no circumstances shall Geotec be responsible for satisfaction or payment of any Company liabilities that exceed $10,000,000.00 individually or in the aggregate.

4.        This Addendum shall be read and construed in para material with the Agreement and all terms and conditions of the Agreement not inconsistent with the terms herein shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as reflected below.

CONSOLIDATED RESOURSES GROUP, INC.

a Florida Corporation (“Company”)

/s/ Joseph Bergmann, Jr.

Joseph Bergmann, Jr., President

/s/ Joseph Bergmann

Joseph Bergmann, individually

GEOTEC THERMAL GENERATORS, INC.

a Florida Corporation (“Geotec”)

/s/ W. Richard Lueck

W. Richard Lueck,

President, Chief Executive Officer